Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin® Adopts Rule 10b5-1 Plan in Conjunction with Share Repurchase Program

Schaffhausen, Switzerland/March 12, 2015/Business Wire

Garmin Ltd. (NASDAQ: GRMN) announced today that it has adopted a Rule 10b5-1 plan (the “Plan”) in connection with the $300 million share repurchase authorization that was approved by the company’s board of directors on February 13, 2015.

A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods.  A broker selected by Garmin will have the authority under the terms and limitations specified in the Plan to repurchase shares on the company’s behalf in accordance with the terms of the Plan. Because the repurchases under the Plan are subject to certain pricing parameters, there is no guarantee as to the exact number of shares that will be repurchased under the Plan, or that there will be any repurchases pursuant to the Plan.

About Garmin Ltd.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, fitness, marine, aviation, and OEM applications. A member of the S&P 500 Index, Garmin Ltd. is incorporated in Schaffhausen, Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Notice on Forward-Looking Statements:

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2014, the company’s expected segment revenue growth rate, margins, new products to be introduced and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 27, 2014 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of such Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.